SEPARATION AGREEMENT

AND

GENERAL RELEASE

TO:	Wayne Schellhammer

This Separation Agreement and General Release (the “Agreement”) is executed on the dates given on the signature pages by and between American CareSource Holdings, Inc. (“ACSHI” or the “Company”) and Wayne Schellhammer (“Executive,” “you” or “I”).

RECITALS

WHEREAS, ACSHI and Executive entered into an Employment Agreement dated October 11, 2004 (“Employment Agreement”); and

WHEREAS, effective June 30, 2007, Executive shall resign as an officer, director, and employee of ACSHI and all of its affiliates; and

WHEREAS, the parties agree that Executive’s separation from employment is the result of a mutual agreement between Executive and ACSHI; and

WHEREAS, Executive agrees to provide ACSHI with a general release of claims as contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.	Separation of Employment

A.          Except as otherwise provided herein, ACSHI and Executive hereby agree that Executive’s employment shall be separated as of June 30, 2007 (“Separation Date”) and that neither shall thereafter have any liabilities, rights, duties or obligations to the other party under or in connection with Executive’s employment with the Company, except as provided in this Agreement.

B.          ACSHI and Executive hereby waive any rights to prior notification of termination of Executive’s employment.

C.          Executive hereby resigns, effective on the Separation Date, as a director, officer and employee of ACSHI, and as an officer, manager, employee or similar functionary of all entities related to ACSHI.

Page 1	EXECUTIVE'S INITIALS _______________

HOUSTON: 100017.00001: 1186879v3

D.          Executive represents, acknowledges and agrees that Exhibit A includes a complete and correct list of all equity or option agreements and awards under which Executive claims a right to vested equity or option benefits in ACSHI or any of its affiliates and to which he is not waiving his vested rights pursuant to this Agreement (the “Stock Options”). Executive acknowledges and agrees that, except as provided in Section II.C below, any and all rights he possesses pursuant to the instruments listed on Exhibit A that remain unvested as of the Separation Date shall in each case lapse and be forfeited as of the Separation Date. Executive and ACSHI agree that Executive holds 539,007 vested stock options and no shares of restricted stock. These and all other terms of Executive’s stock and stock options shall be governed by the terms and conditions of the applicable stock and option agreements and plan, as modified by Section II.C below.

II.	Special Compensation, Benefits and Consideration

In consideration for Executive’s release of claims, as well as his other promises contained herein, ACSHI agrees to provide Executive with the following benefits:

A.

ACSHI agrees to pay to Executive the gross amount of $250,000.00, payable in twelve (12) equal installments of $20,833.33 (“Installment Severance Payments”). All payments made pursuant to this Paragraph shall be subject to taxes and lawful deductions and shall be made in accordance with the Company’s normal payroll practices. ACSHI and Executive agree that amounts payable during the six month period following the Separation Date shall be classified as “short term deferrals” for purposes of Treasury Regulation Section 1.409A-1(b)(4). The first Installment Severance Payment shall be made on the first regular payday after the Effective Date of this Agreement (as defined below in Section IV(O); and

B.

ACSHI agrees to continue Executive’s health and dental insurance coverage at its expense for a period ending on the earlier of (i) June 30, 2008 or (ii) the date on which Executive obtains health insurance from a subsequent employer (each the “Benefit Termination Date”). This coverage shall be provided by Executive enrolling in COBRA under ACSHI’s group health plan. ASCHI shall reimburse Executive for the amount by which the COBRA premium payments exceed the premium rates offered by the Company to active employees at the then effective rates during the coverage period; provided, however, that ASCHI may, with the consent of the insurance company, elect to pay such amount directly to the insurance company. ACSHI and Executive agree that these payments shall be classified as a reimbursement of medical expenses for purposes of Treasury Regulation Section 1.409A-1(b)(9)(v)(B). Executive further agrees that he will be required to timely complete and submit the necessary paperwork to obtain such continuation benefits. Executive understands and agrees that as of the Benefit Termination

Page 2	EXECUTIVE'S INITIALS _______________

HOUSTON: 100017.00001: 1186879v3

Date, any continuation of dental and health insurance benefits will be at Executive's own expense.

C.

ACSHI and Executive agree that (i) any portion of the Stock Options that were not vested on or before the Separation Date shall be forfeited on the Separation Date, and (ii) the expiration date for the vested portion of Executive’s Stock Options shall, as permitted by the Treasury Regulation Section 1.409A-1(b)(5)(v), be extended from ninety days following the Separation Date until June 30, 2008 (“Option Exercise Period). ACSHI and Executive hereby agree that this portion of the Agreement constitutes an amendment to each applicable stock option agreement. As required in Sections 8(d) and 8(g) of the Company’s 2005 Amended and Restated Stock Option Plan, Executive shall be required to deliver to the Company the applicable exercise price, any amounts required to be withheld for State and/or Federal income taxes, and the Executive’s share of any applicable employment taxes which arise from the exercise of the Stock Options. Executive further acknowledges that the extension of the Stock Options will cause such options to be classified as nonqualified stock options under Section 83 of the Internal Revenue Code.

In connection with and as a portion of the consideration for this extension, Executive agrees that he will limit the number of shares of the Company’s common stock with respect to which he effects any sale, transfer, pledge or other transaction that affects his beneficial or economic interest therein to no more than 140,000 shares for each rolling three-month during the Option Exercise Period; provided, however, that the delivery by the Company of shares of common stock to Executive upon the exercise of the Stock Options for cash shall not reduce this amount). In addition, Executive shall given notice to the Company not less than one business day prior to the date he makes any sale, transfer, pledge or other transaction that affects his beneficial or economic interest therein. This notice may, at Executive’s election, cover any proposed sales that will occur during the following five (5) business days.

D.

The Company shall pay Executive $5,000 for relocation expenses (“Relocation Payment”). The Company shall pay the Relocation Payment on the first regular payday after the Effective Date of this Agreement (as defined below in Section IV(O).

Executive understands and agrees that the compensation recited in this Section II constitutes the full compensation from ACSHI to Executive, and no other payments are due to Executive. The parties agree that Sections 5 (Termination), 5.1 (Termination Events) and 5.2(a) and (b) (Effects of Termination) of the Employment Agreement shall not apply to Executive’s separation and shall have no effect and be unenforceable as of the Effective Date of this Agreement.

Page 3	EXECUTIVE'S INITIALS _______________

HOUSTON: 100017.00001: 1186879v3

III.	General Release

A.         In return for the consideration referenced in this Agreement, I, Wayne Schellhammer, agree to the following:

I agree, on behalf of myself and all of my heirs or personal representatives, to release ACSHI, its parent companies (including without limitation Patient Infosystems, Inc.), subsidiaries, all affiliates of each, predecessors and successors, and all of its present or former officers, managers, directors, managers, representatives, employees, agents, attorneys, employee benefit programs, and the trustees, administrators, fiduciaries and insurers of such programs (collectively the “Company Released Parties”), from any and all claims for relief of any kind, whether known to me or unknown, which in any way arise out of or relate to my employment at ACSHI or any of the Company Released Parties, the separation of my employment at ACSHI or any of the Company Released Parties, any agreements between ACSHI or any of the Company Released Parties and me, including but not limited to the Employment Agreement, and concerning any set of facts or events occurring at any time up to the Effective Date of this Agreement, including, but not limited to, any and all claims of discrimination of any kind, and any contractual, tort or other common law claims. This settlement and waiver includes all such claims, whether for breach of contract, quasi-contract, implied contract, quantum meruit, unjust enrichment, compensation, deferred compensation, equity interest, any tort claims, any and all claims under any applicable federal laws, including, but not limited to, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans with Disabilities Act, as amended, the Equal Pay Act, as amended, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, as amended, the Sarbanes-Oxley Act, or under any applicable state or local laws or ordinances or any other legal restrictions on ACSHI’s rights, including the Texas Commission on Human Rights Act.

B.        I further agree not to file a suit of any kind against ACSHI or any of the Company Released Parties relating to my employment at ACSHI or any of the Company Released Parties, the separation thereof, any agreements between ACSHI or any of the Company Released Parties and me, including but not limited to the Employment Agreement, any set of facts or events occurring up to the Effective Date of this Agreement, or to participate voluntarily in any employment-related claim brought by any other party against ACSHI or any of the Company Released Parties. Even if a court rules that I may file a lawsuit against ACSHI or any of the Company Released Parties arising from my employment at ACSHI or any of the Company Released Parties, or the separation thereof, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement, I agree not to accept any money damages or any other relief in connection with any such lawsuit. I understand that this Agreement and General Release effectively waives any right I might have to sue ACSHI or any of the Company Released Parties for any claim arising out of my employment at ACSHI or any

Page 4	EXECUTIVE'S INITIALS _______________

HOUSTON: 100017.00001: 1186879v3

of the Company Released Parties, the separation of my employment, any agreements between ACSHI or the Company Released Parties and me, including but not limited to the Employment Agreement, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement. However, this release does not prohibit me from filing (i) an administrative charge of discrimination with any state or federal agency, or (ii) an unfair labor practice charge with the National Labor Relations Board.

Further, this release does not waive my rights to enforce this Agreement. In addition, this release does not give up my rights, if any, to COBRA benefits under the Company's standard benefit programs applicable to me. In addition, this release does not waive my rights to vested 401(k) or pension monies, vested stock or stock options (which are addressed as described in Section III(C) above), my final paycheck, reimbursement of any outstanding business expense amounts (in accordance with ACSHI’s existing reimbursement policies) or my rights to indemnification, if any, as expressed in Section IV(N) below.

IV.	Restrictive Covenants and Miscellaneous Provisions

A.         While Executive understands that he has had such an obligation since he began his employment with ACSHI or any of the Released Parties, he confirms that he shall not disclose any of the trade secrets or other confidential or proprietary information of ACSHI or any of the Released Parties and shall not make use of such trade secrets or confidential or proprietary information in any fashion at any time, including in any future employment, task, work or business.

B.          Executive agrees to comply at all times after the Effective Date of this Agreement with all provisions of Sections 5.2(c) and (d) of the Employment Agreement, regardless of the nature of his separation, which provisions include a non-competition covenant, a prohibition on the solicitation of employees of the Company, a prohibition on the interference with the relationship between ACSHI and its providers, agents, customers, suppliers, distributors, licensees or other business relations, and a non-disparagement covenant. Executive acknowledges and agrees that Sections 5.2(c) and (d) of the Employment Agreement shall survive the separation of his employment, regardless of the separation reason and shall survive the execution of this Agreement.

C.          Executive understands and agrees that ACSHI shall have the right to and will terminate the Installment Severance Payments and/or payment for the continued insurance benefits provided in Section II (B) above, and/or sue him for breach of this Agreement if he violates the provisions of Section IV (B), (E), (H) or (J), or otherwise fails to comply with this Agreement. In addition, Executive’s right to exercise any of the Stock Options will terminate on the day he violates the provisions of Section IV (B), (E), (H) or (J), or otherwise fails to comply with this Agreement. Executive further acknowledges that but for his agreements to comply with his obligations described in this Section and this Agreement, ACSHI would not provide him with the compensation, benefits and other consideration set forth in Section II and elsewhere in the Agreement.

Page 5	EXECUTIVE'S INITIALS _______________

HOUSTON: 100017.00001: 1186879v3

D.         The parties agree that Sections 5 (Termination), 5.1 (Termination Events) and 5.2(a) and (b) (Effects of Termination) of the Employment Agreement shall not apply to Executive’s separation and shall have no effect and be unenforceable as of the Effective Date of this Agreement.

E.          Except as provided herein, Executive warrants that he has returned to ACSHI all company property in his possession, including, but not limited to, originals and all copies of company files, work product, confidential information, proprietary information, trade secrets or documents containing trade secrets, computer equipment, computer software, cell phones, pagers, corporate credit cards, identification cards, manuals, company documents, building access cards and company keys. The parties agree that Executive shall be entitled to keep the laptop computer he was using as of the Separation Date (“Executive Laptop”). Executive agrees that on or before the Effective Date of this Agreement, he will present the Executive Laptop to Mark Reimer so that the Company may review the Executive Laptop and scrub it of any Company information, whether or not such information is confidential or trade secret. Executive represents and warrants that he has not copied or downloaded any Company information from the Executive Laptop and he agrees that he will not copy or download any Company information from the Executive Laptop. Executive further agrees to cooperate and work with the Chief Financial Officer to ensure his compliance with this Section IV (E).

F.          Executive understands that the short-term disability, long-term disability and life insurance coverage provided by ACSHI, if any, will end on June 30, 2007. Executive also understands that ACSHI will not pay for any business-related or other charges incurred by him after June 30, 2007, unless such expenses are expressly approved in advance by the Ed Berger or the Board of Directors of ACSHI. Executive further understands that he will cease to accrue vacation time as of June 30, 2007. Executive shall be paid for any accrued, unused vacation within fourteen (14) days after the Effective Date of this Agreement.

G.         Executive acknowledges and agrees that this Agreement does not constitute an admission of any kind by ACSHI, but is simply an accommodation that offers certain extra benefits to which he would not otherwise be entitled in return for his agreeing to and signing this document.

H.          Executive agrees not to voluntarily make the terms and conditions or the circumstances surrounding this Agreement known to anyone other than an attorney and/or tax consultant from whom he receives counseling, or, if he is married, to his spouse, or except as otherwise required by law. Executive acknowledges that any such person must agree not to further disclose the terms of this Agreement.

I.           ACSHI agrees not to voluntarily make the terms and conditions or the circumstances surrounding this Agreement known to anyone other than its Board of Directors, attorneys and/or tax consultants from whom it receives counseling, or except as otherwise required by law or the rules of the New York Stock Exchange.

Page 6	EXECUTIVE'S INITIALS _______________

HOUSTON: 100017.00001: 1186879v3

J.          The parties agree to comply with their non-disparagement obligations as set out in Section 5.2(d) of the Employment Agreement. Executive further agrees not to take any action to interfere with or damage the Company’s relationship with its vendors, lenders, brokers and/or clients. Executive agrees that any breach or violation of this non-disparagement and non-interference provision shall entitle ACSHI to terminate the Installment Severance Payments and/or the paid insurance benefits and/or sue him on this Agreement for the immediate recovery of any damages caused by such breach.

K.         The venue for the litigation of any dispute arising out of this Agreement shall be a court of competent jurisdiction in Dallas County, Texas. If either party files a lawsuit in state court arising out of this Agreement, the other party may remove the lawsuit to federal court to the extent jurisdiction exists. Texas law shall govern the interpretation and enforcement of this Agreement.

L.          The Installment Severance Payments and Relocation Payment identified in Section II above are gross amounts and will be subject to taxes and lawful deductions, if any.

M.         Executive acknowledges that in the course of his employment with the Company, he has gained knowledge and experience and/or was a witness to events and circumstances that may arise in the Company's defense or prosecution of subsequent proceedings. Executive agrees to cooperate fully with the Company, including without limitation providing truthful testimony, and to appear upon the Company's reasonable request as a witness and/or consultant in defending or prosecuting claims of all kinds, including but not limited to any litigation, administrative actions or arbitrations, at the Company's expense.

N.          Executive shall be entitled to indemnification as provided for in ACSHI's articles of incorporation or bylaws and/or under the laws of Texas. Nothing herein shall affect Executive's coverage under the terms and conditions of any applicable Directors' and Officers' Liability Policy held by ACSHI, if any.

O.         Executive acknowledges and agrees that he is entering into this Agreement freely and voluntarily. Executive has carefully read and understands all of the provisions of this Agreement. Executive understands that this Agreement sets forth the entire agreement between him and the Company and he represents that no other statements, promises, or commitments of any kind, written or oral, have been made to him by the Company, or any of its agents, to cause him to accept it. Executive acknowledges that he has been advised to consult legal counsel concerning this Agreement prior to signing the Agreement, and that he has had sufficient opportunity to do so. Executive understands that he may have up to twenty-one (21) days from the date of his receipt of this Agreement to consider this Agreement. Executive understands that if he signs this Agreement, he will then have seven (7) days to cancel it if he so chooses. Executive may cancel this Agreement by delivering a written notice of cancellation to the Board of Directors, American CareSource Holdings, Inc., 5429 Lyndon B. Johnson Freeway, Suite 700, Dallas, Texas 75240. However, if Executive elects to cancel this Agreement, he understands that he will not be entitled to any of the

Page 7	EXECUTIVE'S INITIALS _______________

HOUSTON: 100017.00001: 1186879v3

benefits, compensation, or other consideration referenced in this Agreement. Executive understands and agrees that this Agreement is not effective or enforceable until the seven-day period expires without revocation. Executive understands that this Agreement will not become effective until the eighth day after he signs the Agreement without revocation (the “Effective Date”). Executive understands and agrees that ACSHI will have no duty to pay him or provide him with the compensation and benefits listed in Section II until the Effective Date of this Agreement. Executive has read and acknowledged the press release attached as Exhibit B that is not subject to revision or edit by the executive.

Page 8	EXECUTIVE'S INITIALS _______________

HOUSTON: 100017.00001: 1186879v3

I acknowledge acceptance of this Agreement by my signature below:

/s/ Wayne Schellhammer	July 8, 2007
Wayne Schellhammer	Date

Agreed to and accepted on behalf of American CareSource Holdings, Inc.:

By: /s/ Edward B. Berger

Name: Edward Berger

Title: Executive Chairman

Date: July 12, 2007

Page 9	EXECUTIVE'S INITIALS _______________

HOUSTON: 100017.00001: 1186879v3

EXHIBIT A

Wayne Schellhammer

Option Grant Summary

	Date	Split Adjusted* Granted Options Exercise Price		Vested Options (1)	Forfeited Options
Grant 1	May 15, 2005	618,565	$0.31	435,288	183,277
Grant 2	May 15, 2005	112,466	$0.31	72,478	39,988
Grant 3	October 3, 2005	56,233	$0.49	31,241	24,993
		787,265		539,007	248,258
* Adjusted for 1.124664 split
(1) As of June 20, 2007

Grant Terms:

Grant 1 – Original grant of 550,000 shares grant vest 1/3 on October 11, 2005 and remainder equally over 36 months beginning monthly following initial vesting. Split adjusted (618,565 shares) 206,188 vested in October 2005 and 11,455 monthly thereafter.

Grant 2 – Original grant of 100,000 shares vest 20% on October 11, 2005 and remainder equally over 48 months (“consistent same terms as other employees”). Agreement was verbally modified to allow for 36 month vesting. Split adjusted 22,493 vested in October 2005 and 2,499 monthly thereafter.

Grant 3 – 50,000 shares grant vest monthly over 36 months. Split adjusted 56,233 vest 1,562 per month.

Page 10	EXECUTIVE'S INITIALS _______________

HOUSTON: 100017.00001: 1186879v3

EXHIBIT B

Copy of Press Release

Contact:

Edward Berger

Executive Chairman of the Board

American CareSource Holdings, Inc.

Tel. 972.308.6830

FOR IMMEDIATE RELEASE

AMERICAN CARESOURCE HOLDINGS

ANNOUNCES THE RESIGNATION OF WAYNE SCHELLHAMMER, CEO

Dallas, TX, July 6, 2007 – American CareSource Holdings, Inc. (XSI) announced today that Wayne A. Schellhammer, President and Chief Executive Officer, has resigned his management and board positions to focus on personal issues and will be relocating to Des Moines, Iowa.

Edward Berger, Executive Chairman of American CareSource’s Board of Directors stated, “The Board wishes Wayne all the best in his future endeavors and wants to thank him for his contributions to American CareSource. Wayne was instrumental in American CareSource becoming an independent public company and in the development of the company’s strategy.”

David S. Boone, the company’s Chief Operating Officer and Chief Financial Officer, will manage the day-to-day operations of the company, reporting to Mr. Berger.

“The Board has commenced a search to replace Mr. Schellhammer and is confident in the depth of the senior leadership team at American CareSource and their ability to continue to develop and build the business.” stated Berger.

About American CareSource Holdings, Inc. (ACS)

American CareSource Holdings, Inc., the first national, publicly traded ancillary care network services company, is a comprehensive ancillary care service company offering a national network of more than 24,000 ancillary providers. The ACS ancillary network and management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both the Federal and local governments. Through its product offerings, American CareSource Holdings, Inc. helps its clients reduce the cost of ancillary services rendered through its network of ancillary care providers in more than 30 service categories.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by American CareSource Holdings, Inc. for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve further risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights, and the outcome of competitive products, risks in product development, the results of financing effort, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource Holdings, Inc.

Page 11	EXECUTIVE'S INITIALS _______________

HOUSTON: 100017.00001: 1186879v3